EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Corio, Inc.:

We consent to incorporation herein by reference in this Registration Statement on Form S-8 pertaining to the 1998 Stock Plan and the 2000 Employee Stock Purchase Plan of Corio, Inc. of our report dated January 25, 2002 relating to the balance sheets of Corio, Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001 and our report on the related financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Corio, Inc.

Mountain View, California

March 13, 2003

/s/ KPMG LLP